EXHIBIT 99.1

News Release

Rockwell Collins reports first quarter fiscal year 2008 earnings per share of 93 cents on sales of $1.112 billion; increases full fiscal year 2008 sales and earnings per share guidance

CEDAR RAPIDS, Iowa (Jan. 24, 2008) - Rockwell Collins, Inc. (NYSE: COL) today reported strong financial results for the first quarter of its 2008 fiscal year ended on December 31, 2007. Highlights of the company’s first quarter sales and earnings results are as follows:

•	First quarter revenues totaled $1.112 billion, a 12% increase over prior year total company revenues of $993 million.

•
The company’s Commercial Systems business, which represented 51% of total company revenues, generated first quarter revenues of $565 million and segment operating margins of 24.2%, a year-over-year increase of 15% and 100 basis points, respectively.

•
The company’s Government Systems business, which represented 49% of total company revenues, generated first quarter revenues of $547 million and segment operating margins of 21%, a year-over-year increase of 9% and 60 basis points, respectively.

•	First quarter income before income taxes of $232 million increased $37 million(*), or 19%(*), well in excess of the growth rate in total company revenues.

•
First quarter net income totaled $154 million, an increase of $11 million(*), or 8%(*), over last year’s net income of $143 million. First quarter earnings per share amounted to 93 cents, an increase of 9 cents(*), or 11%(*), over last year’s earnings per share of 84 cents.

 (*) The year-over-year growth in profit before income taxes was significantly higher than the year-over-year growth in net income and earnings per share due to last year’s first quarter net income and earnings per share including an 8 cent per share benefit from the recognition of federal research and development tax credits (R&D Tax Credits) related to the last nine months of fiscal year 2006.

“We’re off to another great start to a new fiscal year as our first quarter financial results mark the fifth consecutive year in which we generated double-digit growth in first quarter sales, total segment operating earnings and earnings per share,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “Strong market conditions coupled with the impact of share gains contributed to 12% growth in total company revenues, led by a 15% increase in Commercial Systems. This, combined with the positive effect of our efficient operating structure enabled us to record our highest quarterly total segment operating margin to date, as well as post a nearly 20% rise in profit before tax.”

Commenting on the drivers supporting the company’s projected outlook for strong aerospace and defense market conditions for the remainder of the fiscal year, Jones concluded, “The commercial aerospace market is increasingly becoming more geographically balanced. At the same time, the recent introduction of new aircraft models and several years of strong orders have amounted to significant backlogs for the production of new aircraft. In addition, the recent signing into law of the U.S. Government’s Fiscal Year 2008 Defense Appropriations bill calls for another year of substantial growth in military investment accounts. Given these positive market dynamics, we are increasing our full year total company sales and earnings per share projections.”

Following is a discussion of fiscal year 2008 first quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved first quarter sales of $565 million, an increase of $73 million, or 15%, compared to sales of $492 million reported for the same period last year.

Sales to airlines and aircraft original equipment manufacturers for new aircraft production increased $55 million, or 23%, to $292 million due to higher air transport and business aircraft flight deck avionics sales as well as higher air transport in-flight entertainment systems sales. Commercial Systems’ aftermarket revenues increased $18 million, or 7%, to $273 million as higher Boeing 787 simulator equipment sales and service and support sales more than offset slightly lower business and regional retrofit and spares sales.

Commercial Systems’ first quarter operating earnings increased $23 million, or 20%, to $137 million, delivering an operating margin of 24.2%, compared to operating earnings of $114 million and an operating margin of 23.2% for the same period a year ago. The positive impact of higher sales, productivity improvements, a favorable adjustment related to a contract option exercise, and the absence of certain prior year unfavorable contract reserve adjustments were partially offset by higher research and development investments.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved first quarter sales of $547 million, an increase of $46 million, or 9%, compared to sales of $501 million reported for the same period last year. Incremental sales from the August 2007 acquisition of Information Technology & Applications Corporation (ITAC) contributed $6 million, or 1 percentage point of the Government Systems revenue growth.

Airborne solutions sales increased $18 million, or 5%, to $375 million due to higher ARC-210 radio sales as well as higher integrated electronics systems revenues from various international C-130 upgrade programs and the German Army CH-53 G helicopter program. Surface solutions sales increased $28 million, or 19%, to $172 million principally due to sales related to a United Kingdom Ministry of Defence precision targeting system program, higher sales of Defense Advanced GPS Receivers, and the incremental revenues from the acquisition of ITAC.

Government Systems’ first quarter operating earnings increased $13 million, or 13%, to $115 million, resulting in an operating margin of 21.0%, compared to operating earnings of $102 million and an operating margin of 20.4% for the same period last year. The positive impact of the higher sales, a more favorable mix of higher margin hardware sales and productivity improvements more than offset the negative impact from the absence of net favorable contract profit rate adjustments recorded in the prior year first quarter.

Financial Highlights:

During the first quarter of fiscal year 2008, the company repurchased 3.1 million shares of its common stock at a total cost of $224 million, or an average cost of $73.19 per share.

On November 13, 2007 the company’s Board of Directors authorized the repurchase of an additional $500 million of company common stock, raising the total amount of share repurchases authorized by the company’s Board since the inception of the program in December 2001 to $2.5 billion. The strength of the company’s balance sheet and operating cash flow allows the company to utilize this flexible method of providing additional value to shareowners while continuing to execute its growth strategies. Total authorized share repurchases available beyond December 31, 2007 stand at $516 million.

During the first quarter of fiscal year 2008, the company paid dividends to shareholders totaling $26 million, or 16 cents per share on its common stock.

Fiscal Year 2008 Outlook

Due to projecting higher than previously anticipated full year Commercial Systems’ sales, the company is raising its fiscal year 2008 full year total company sales and earnings per share guidance as follows:

•	Total company sales are projected to be about $4.75 billion (previously in the range of $4.70 billion to $4.75 billion).

•	Earnings per share are projected to be in the range of $3.85 to $4.00 (previously $3.80 to $3.95).

The following table is a complete summary of the company’s updated fiscal year 2008 financial guidance:

•	Total sales	About $4.75 billion

•	Total segment operating margin	About 22%

•	Earnings per share(1)	$3.85 to $4.00

•	Cash flow from operating activities(2)	$675 million to $725 million

•	Research & development costs	$925 million to $950 million

•	Capital expenditures	About $170 million

(1)
Legislation allowing for federal research and development tax credits (R&D Tax Credits) expired on December 31, 2007. The earnings per share guidance range is based upon a projected effective income tax rate in the range of 32.5% to 33.5% and assumes that the negative impact resulting from the recognition of no additional federal R&D Tax Credits for the remainder of the fiscal year will be offset by the favorable effect of higher state income tax credits and incentives as well as the potential resolution of certain tax matters.

(2)
The projected cash provided by operating activities range accommodates a planned discretionary qualified defined benefit pension plan contribution of up to $75 million. In addition, the projected 2008 cash provided by operating activities range anticipates the collection of approximately $70 million to $80 million of receivables related to the Boeing 787 program. Collection of these receivables during fiscal year 2008 may be at risk due to the current projected delivery date of the first aircraft falling in our 2009 fiscal year.

Business Highlights:

Rockwell Collins completed the purchase of the SKYLink™ broadband terminal product line from ARINC. Ideal for installation on larger business jets such as Gulfstream's G550, Dassault's F7X and Bombardier's Global Express, Rockwell Collins is beginning to sell and support the product line under the eXchange™ brand. eXchange, is a real time, two-way connectivity system providing true broadband speeds of up to 3.5Mbps to the aircraft. It will enable customers to access email, corporate intranets (VPN) and the Internet, with options for global Voice over IP (VoIP) telephone service and videoconferencing. In addition, eXchange supports data connectivity for select Wi-Fi enabled smartphones, such as RIM's Blackberry models 8320 and 8820, allowing users to access email and other data services. The eXchange offering also includes airborne broadband terminals and satellite services supplied by ViaSat, Inc. Coverage for eXchange using the SKYLink service is available in North America, Europe and the North Atlantic, with Caribbean and partial South and Central American coverage expected to be added in the first quarter of calendar year 2008.

Mitsubishi Heavy Industries, Ltd. (MHI) selected Rockwell Collins to provide its Pro Line Fusion™ avionics for the Mitsubishi Regional Jet (MRJ). Pro Line Fusion features an open architecture, while providing an intuitive graphical human-machine interface, extensive situational awareness capabilities and comprehensive integration with aircraft systems. Furthermore, the Pro Line Fusion system offers information management capabilities for database management, aircraft maintenance and airline operations planning to enhance operational efficiency. Rockwell Collins will also serve as the avionics system integrator for the MRJ program.  MHI expects global demand for around 5,000 regional jets in the MRJ size class over the next 20 years.

Rockwell Collins’ Trimmable Horizontal Stabilizer Actuator (THSA) was selected by Airbus for its new A350 XWB (Xtra Wide-Body) aircraft. The THSA optimizes aerodynamics responding to complex computations to trim the pitch of the aircraft during flight. The Rockwell Collins THSA incorporates two independent means of drive and redundant failure detection technology meeting the latest stringent certification requirements. This award represents the first instantiation of a Rockwell Collins THSA on an Airbus aircraft.

Emirates Airline selected Rockwell Collins to provide avionics equipment for Airbus A380 and Boeing 777 aircraft. Among a broad range of avionics, it selected Rockwell Collins’ MultiScan Hazard Detection™ System for 47 of its Boeing 777 aircraft in an agreement that also calls for an option on 12 additional aircraft. In addition, Emirates selected Rockwell Collins to provide its Airshow 4200D Moving Map and Flight Information System for its Boeing 777 and A380 fleet.

Rockwell Collins avionics were selected by Qatar Airways for 20 Boeing 777 aircraft with an option for 20 additional aircraft. Selected systems and equipment include the company’s MultiScan Hazard Detection™ System, Traffic Collision Avoidance System, SAT-2100 satellite navigation system with dual SwiftBroadband, as well as a full suite of communications, navigation and sensors.

China Eastern Airlines selected Rockwell Collins dPAVES in-flight entertainment system for six new Boeing 737-800, and 30 A320 aircraft. This selection marks the debut of Rockwell Collins' dPAVES on Boeing aircraft.  The first hardware deliveries will be made in 2008 and continue through 2010. dPAVES, which was introduced in September 2006, is the digital version of Rockwell Collins' PAVES programmable audio video entertainment system. The system offers more storage capability than other digital players, with up to 60 hours of video and 128 hours of audio on a 160 gigabyte hard drive, and provides up to an 85 percent reduction in volume, a 70 percent reduction in weight and a 75 percent reduction in power over the previous analog system.

The U.S. Air Force exercised a $50.7 million contract option with Rockwell Collins to complete the next phase of the Modernized User Equipment (MUE) program. Work will consist of receiver card development for ground and airborne applications, to include test and security certification for the next-generation Global Positioning System (GPS) technology. The U.S. Air Force is in the process of modernizing all three components of the GPS system: the satellite; control; and user equipment segments. The MUE Receiver Card Development program, awarded by the U.S. Air Force Space and Missile Systems Center (SMC), represents the military user equipment portion of the next-generation GPS system that adds a new military signal and security architecture. The new technology offers enhanced integrity, exclusivity and improved anti-jam capabilities designed to more effectively support the warfighter and future military GPS requirements.

The team of Rockwell Collins and Cubic Defense Applications, Inc., announced that their new Mini-Common Data Link (CDL) system has been successfully flight tested on an AAI-Aerosonde Unmanned Aerial System (UAS) platform. This demonstration brings CDL capability to one of the smallest Naval Air Systems Command Tier 2 class platforms and follows successful flight tests on a King Air aircraft and Killer Bee UAS. During the tests, the aircraft successfully transmitted high-bandwidth streaming video from an on-board video camera to the ground station below. The air terminal achieved data rates up to 10.7 Mbps, approximately three times the speed of a typical cable modem. The Mini-CDL is designed to operate at rates up to 45 Mbps and achieves interoperability with other vendors' units through compliance with the current Department of Defense CDL waveform specification.

The Rockwell Collins Common Avionics Architecture System (CAAS) cockpit in the Boeing CH-47F Chinook helicopter was declared operationally ready for deployment by the U.S. Army. The first CAAS-equipped platform, the MH-47G, operated by the U.S. Army's 160th Special Operations Aviation Regiment (Airborne), completed final qualification testing and was deployed in early 2007. The recent completion of development and testing in the CH-47F paves the way for the fielding of potentially more than 500 CAAS cockpits in Chinook aircraft. The CAAS solution utilizes common, reusable processing elements in each piece of hardware and incorporates an open systems architecture based on commercial standards. The commonality of hardware components is designed to provide lower total life cycle cost and reduce expenditures for technology insertion and supportability. Initially developed for the Special Operations Forces' MH-47 and MH-60 helicopter fleets, Rockwell Collins' CAAS solution has also been selected for the UH-60M, ARH-70A, MH-60T, VH-60N, CH-53E and CH-53K.

Vision Systems International, LLC (VSI) was awarded Joint Helmet Mounted Cueing Systems (JHMCS) contracts valued at more than $60 million in revenues. The contracts included the eighth production award from the Boeing Company, this one calling for the delivery of more than 300 JHMCS. Additional contracts will satisfy U.S. government domestic requirements for numerous aircraft such as the U.S. Air Force F-15 and F-16, Air National Guard F-15, U.S. Navy F/A-18E/F, as well as foreign military sales for Greece (F-16), Poland (F-16), Belgium (F-16), Turkey (F-16), Australia (F/A-18), Switzerland (F/A-18) and Canada (F/A-18). The JHMCS provides the pilot with exceptional "first look, first shot" off-boresight weapons engagement capabilities. The system enables the pilot to accurately cue onboard weapons and sensors against enemy aircraft and ground targets without the need to aggressively turn the aircraft or place the target in the Heads-Up Display for designation. Critical information and symbology, such as targeting cues and aircraft performance parameters, are graphically displayed directly on the pilot's visor. This information, combined with the display of data link cues and other navigational and aircraft performance parameters, provides the pilot with a substantial increase in situational awareness. Formed in 1996, VSI, is a joint venture between Rockwell Collins and EFW Inc., an Elbit Systems of America company and a subsidiary of Elbit Systems Ltd.

Rockwell Collins visual systems were selected to upgrade United Kingdom and Italian simulator systems. Boeing selected Rockwell Collins to upgrade three AH-Mk1 Apache Field Deployable Simulators and one AH-Mk1 Apache Full Mission Simulator for the Aviation Training International Limited (ATIL) AH-Mk1 Apache training system in the United Kingdom. This upgrade includes four Rockwell Collins EPXTM-5000 image generators, eight 9-channel large field of view display systems and enhancements of the existing training databases. Galileo Avionica, a Finmeccanica Company, selected the company to provide the EPX-5000 image generator and Environment Creation Tool (ECT) database to upgrade the Italian Air Force’s Tornado simulators. Designed for the most demanding training requirements, the EPX-5000 Image Generator balances commercial-off-the-shelf technology with Rockwell Collins' Pixel Engine-1 rendering hardware to deliver high-performance, high-fidelity visual training environments.

Ralph E. “Ed” Eberhart was elected to the company’s Board of Directors. Mr. Eberhart is currently the president of the Armed Forces Benefit Association (AFBA) and serves as chairman and director of 5Star Bank, 5Star Life Insurance Company, AFBA 5Star Investment Management Company and AFBA 5Star Fund, Inc. He is also a command pilot with more than 5,000 flight hours. Prior to joining the AFBA, he served in the U.S. Air Force in various assignments over 36 years, with his last assignment being commander of the U.S. Northern Command and commander, North American Aerospace Defense Command.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 10:00 a.m. Eastern Time on January 24, 2008. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through February 22, 2008.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the potential impacts of geopolitical events; the financial condition of our customers (including major U.S. airlines); the health of the global economy; the continued recovery of the commercial aerospace industry and the continued support for military transformation and modernization programs; delays related to the award of domestic and international contracts; the potential adverse impact of oil prices on the commercial aerospace industry; the cost of the global war on terrorism on U.S. government military procurement expenditures and program budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies; recruitment and retention of qualified personnel; risk of a labor strike in fiscal year 2008 as collective bargaining agreements expire in May 2008; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products and satisfy our contractual commitments; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments; risk of government claims related to our pension plan freeze; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof.

Media Contact:	Investor Contact:

Pam Tvrdy	Dan Crookshank
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)
	Three Months Ended Dec. 31
	2007	2006
Sales
Commercial Systems	$565	$492
Government Systems	547	501
Total sales	$1,112	$993

Segment operating earnings
Commercial Systems	$137	$114
Government Systems	115	102
Total segment operating earnings	252	216

Interest expense	(5)	(4)
Stock-based compensation	(5)	(4)
General corporate, net	(10)	(13)
Income before income taxes	232	195

Income tax provision	(78)	(52)
Net income	$154	$143

Diluted earnings per share	$0.93	$0.84

Weighted average diluted shares outstanding	165.3	170.1

The effective income tax rate for the three months ended December 31, 2006 of 26.7% includes an approximate 7 percentage point benefit related to the recognition of federal research and development tax credits (R&D Tax Credits) attributable to the period from January 1, 2006 to September 30, 2006 as legislation was enacted during the first quarter of fiscal year 2007 extending the availability of R&D Tax Credits from January 1, 2006 through December 31, 2007. This income tax benefit added 8 cents to earnings per share for the quarter ended December 31, 2006.

The effective income tax rate for the three months ended December 31, 2007 increased to 33.6% due to higher pre-tax earnings, the December 31, 2007 expiration of legislation providing for R&D Tax Credits, and the absence of the approximate 7 percentage point favorable R&D Tax Credit adjustment recognized during the three months ended December 31, 2006, offset by the favorable impact of the increased phase-in of the Domestic Manufacturing Deduction, additional state tax credits and incentives, and certain other discrete tax benefits.

The following tables summarize the sales of Commercial Systems and Government Systems by product category as well as Commercial Systems’ sales by type of product or service for the three months ended December 31, 2007 and 2006 (unaudited, in millions):

	Three Months Ended Dec. 31
	2007	2006
Commercial Systems’ sales by product category:
Air transport aviation electronics	$301	$250
Business and regional aviation electronics	264	242
Total	$565	$492

Government Systems’ sales by product category:
Airborne solutions	$375	$357
Surface solutions	172	144
Total	$547	$501

Commercial Systems’ sales by type of product or service:
Original equipment	$292	$237
Aftermarket	273	255
Total	$565	$492

Air transport aviation electronics sales and business and regional aviation electronics sales for the three months ended December 31, 2006 have been reclassified to conform to the current year presentation. Beginning in fiscal year 2008, product category sales for defense-related products in the Government Systems segment are delineated based upon the difference in underlying customer base and market served. Government Systems segment product category sales for the three months ended December 31, 2006 have been reclassified to conform to the current year presentation.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	Dec. 31,	Sept. 30,
	2007	2007
Assets
Cash and cash equivalents	$171	$231
Receivables	858	883
Inventories	922	823
Current deferred income taxes	184	176
Other current assets	66	56
Total current assets	2,201	2,169

Property	608	607
Goodwill and intangible assets	702	691
Prepaid pension asset	88	88
Other assets	249	195
Total assets	$3,848	$3,750

Liabilities and shareowners’ equity
Short-term debt	$190	$-
Accounts payable	357	395
Compensation and benefits	215	305
Advance payments from customers	326	304
Product warranty costs	216	213
Income taxes payable	80	29
Other current liabilities	192	213
Total current liabilities	1,576	1,459

Long-term debt	228	223
Retirement benefits	349	359
Other liabilities	191	136

Shareowners' equity	1,504	1,573
Total liabilities and shareowners’ equity	$3,848	$3,750

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Three Months Ended Dec. 31
	2007	2006
Operating Activities:
Net income	$154	$143
Adjustments to arrive at cash provided by operating activities:
Depreciation	25	23
Amortization of intangible assets	6	6
Stock-based compensation	5	4
Compensation and benefits paid in common stock	13	13
Tax benefit from the exercise of stock options	4	9
Excess tax benefit from stock-based compensation	(4)	(9)
Deferred income taxes	(1)	4
Pension plan contributions	(2)	(2)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	23	40
Inventories	(107)	(69)
Accounts payable	(16)	(37)
Advance payments from customers	22	29
Compensation and benefits	(90)	(53)
Income taxes	51	(1)
Other assets and liabilities	(51)	(19)
Cash Provided by Operating Activities	32	81

Investing Activities:
Property additions	(43)	(28)
Acquisition of intangible assets	(2)	(2)
Other investing activities	(1)	-
Proceeds from settlement of discontinued license agreement	-	14
Cash Used for Investing Activities	(46)	(16)

Financing Activities:
Purchases of treasury stock	(224)	-
Cash dividends	(26)	(27)
Increase in short-term borrowings	190	-
Proceeds from exercise of stock options	6	22
Excess tax benefit from stock-based compensation	4	9
Payments on long-term debt	-	(12)
Cash Used for Financing Activities	(50)	(8)

Effect of exchange rate changes on cash and cash equivalents	4	6

Net Change in Cash and Cash Equivalents	(60)	63
Cash and Cash Equivalents at Beginning of Period	231	144
Cash and Cash Equivalents at End of Period	$171	$207

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